UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 27, 2026

SCHOLASTIC CORPORATION

(Exact name of Registrant as Specified in Its Charter)

Delaware	000-19860	13-3385513
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

557 Broadway
New York, New York		10012
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: 212 343-6100

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 par value	SCHL	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01 Other Events.

Scholastic Corporation (the “Company”) entered into a share repurchase agreement dated as of August 25, 2026 (the “Repurchase Agreement"), to purchase shares of its common stock, par value $0.01 per share ("Common Shares"), from the Estate of M. Richard Robinson, Jr. (the “Estate”) in a private transaction. Pursuant to the Repurchase Agreement, the Company purchased 289,624 Common Shares on August 26, 2026 at a price of $39.7603 per share from the Estate, representing an aggregate purchase price of $11,515,537.13. The price per share paid represented a 3% discount to the closing price of the stock ($40.99) on the date of execution of the Repurchase Agreement. The Estate holds certain Common Shares, as well as the shares of Class A Stock, of the Company previously owned by the late M. Richard Robinson, Jr., the Company’s former Chairman of the Board and Chief Executive Officer.

Iole Lucchese, Chair of the Board of Directors of the Company (the “Board”) and Executive Vice President, Chief Strategy Officer of the Company and President of Scholastic Entertainment, and Andrew S. Hedden, Senior Counsellor of the Company, are the Preliminary Co-Executors of the Estate.

The Board (without Ms. Lucchese's participation) reviewed and approved the transaction upon the recommendation of the Company's Audit Committee (the "Committee"), which consists entirely of independent directors with no financial interests in the transaction. In approving the transaction, the Committee, assisted by outside counsel and an independent financial advisory firm, evaluated the transaction and considered a variety of factors including: (i) the Company's capacity to execute the transaction under its existing share repurchase program, (ii) the limited amount of Common Shares that the Company is generally able to repurchase under the current Rule 10b-18 share repurchase program, (iii) the Company's current share repurchase goals, (iv) the Company's available cash position, (v) the Company's desire to reverse the impact of dilutive issuance of Common Shares from compensatory programs, (vi) dividend payment savings on the repurchased shares, (vii) the ability to execute the transaction without the need for the Company to pay brokerage fees on the shares to be repurchased and (viii) the information obtained from the independent financial adviser selected by the Committee.

The amount of Common Shares repurchased by the Company pursuant to the Repurchase Agreement represents approximately 1.6% of the Company’s issued and outstanding Common Shares pre-transaction and the repurchase was made from the Issuer’s current $300 million authorization for share repurchases. Following this transaction, approximately $158.9 million is now left available under the current Board authorization in respect of the Company’s current program for further repurchases, from time to time as conditions allow, on the open market or through negotiated private transactions. Including the Common Shares repurchased from the Estate in the transaction reported today, the total amount of shares repurchased by the Company fiscal-year-to-date is 590,895.

The Estate has advised the Company that it will be applying the proceeds of the sale to meet certain obligations of the Estate.

Item 9.01 Financial Statements and Exhibits.

(a)	Not applicable.
(b)	Not applicable.
(c)	Not applicable.
(d)	The following exhibits are filed as part of this report:

Exhibit
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SCHOLASTIC CORPORATION

Date:	August 27, 2026	By:	/s/ Haji Glover
		Name: Title:	Haji Glover Chief Financial Officer